Exhibit 10.11.1

COLLABORATION AGREEMENT - AMENDMENT 1

Pursuant to Section 15 of the Collaboration Agreement (“Agreement”) between Zero Nox, Inc. and Jospong Group of Companies dated May 16, 2022, the Parties wish to amend the Agreement as follows:

Amended Provisions:

The provision in Section 7.2 is hereby null and void. In its place, the following new provision is added:

7.2	It is further agreed that three (3) of the ZGL Waste Management trucks will be shipped to ZeroNox’s facility in California at ZeroNox’s expense.

The provision in Section 7.3 is hereby null and void. In its place, the following new provision is added:

7.3

Upon delivery of the three refuse trucks to ZeroNox, then ZeroNox shall be obligated to provide, within the Estimated Timeline set forth below, one (1) Alpha Prototype Electrified Refuse Truck for demonstration during the Ghana Galvanization Event. The purpose of the Alpha Prototype is to validate and showcase the conversion of an Internal Combustion Engine (ICE) vehicle to electric. The Alpha Prototype will be designed to be showcased on the Jospong Conversion Yard property, and will be required to meet the following validation metrics:

•	Drive up to 40 kilometers per hour for 10 kilometers on a flat (0%) grade.
•	All hydraulic and auxiliary functions will be inoperable and should not be expected to function.

It is important to note that this demonstration will have no effect on the existing validation metrics for the two (2) additional Beta prototypes outlined in the original Agreement. The Alpha Prototype will remain in Ghana after the Galvanization Event to be converted on-site to a Beta prototype, subject to the existing validation metrics outlined in the original Agreement.

Estimated Timeline:

•

The timeline for design and retrofit of the Alpha Prototype in California is to be at minimum four (4) weeks and not to exceed six (6) weeks from the date of delivery of the refuse trucks to ZeroNox. The estimated schedule is dependent on the timely arrival of the refuse trucks to Porterville, CA and subject to shipping delays beyond the parties' control.

o	Week 0: Vehicles arrive in Porterville, CA
o	Week 6: Alpha Prototype designed and retrofitted at ZeroNox HQ
o	Week 7: Alpha Prototype shipped to Accra, Ghana
o	Week 12: Alpha Prototype expected arrival in Accra, Ghana

The provision in Section 7.4 is hereby null and void. In its place, the following new provision is added:

7.4	ZeroNox shall provide training for four (4) ZGL engineers. The training will consist of two rounds, with the first round to take place in Ghana and the second round in California.

Training Round 1:

•

The first round will involve an introduction to the ZeroNox EV Powertrain installation, maintenance, and operation specific to the Alpha prototype. The first round of training shall last for a minimum of one (1) week, and shall occur in Ghana after the arrival of the Alpha Prototype to Accra, Ghana.

Training Round 2:

•

The second round will include comprehensive training on disassembly, installation, maintenance, operation, systems, and software for the Beta Prototype vehicles. The second round of training shall last for a minimum of three (3) weeks, shall occur in California at ZeroNox’s headquarters, and the timing of the training shall be dependent on the timely completion of the two Beta Prototype vehicles design and retrofit. The second round of training is intended to prepare ZGL lead engineers and technicians to train the ZGL team in Ghana with the support of ZeroNox agents. ZeroNox shall bear the cost of all airfare and lodging expenses incurred by the participants during the second round of training.

An additional provision is hereby added to “Appendix 1” of the Agreement:

Schedule of Work*

*Delivery timeframes are subject to change based on factors outside of ZeroNox's control, including but not limited to supply chain disruptions.

No Other Changes

Except for the amended additions set forth above, all others terms and conditions of the Agreement remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Parties have duly affixed their signatures as of February 25, 2023.

Zero Nox, Inc. (“ZeroNox”):	JOSPONG GROUP OF COMPANIES (“Jospong”)

By:	/s/ Vonn R. Christenson	By:	/s/ Noah Gyimah
Name:	Vonn R. Christenson	Name:	NOAH GYIMAH
Title:	CEO	Title:	Chief Investment Officer
Date:	2/25/23	Date:	02-25-2023